Exhibit 99.1

NEWS RELEASE
For Immediate Release:
March 2, 2020

Sterling Reports 2019 Fourth Quarter and Full Year Results
Record Backlog of $1.1 billion and Backlog Gross Margin of 11.5%
Plateau Proves Immediately Accretive
2020 Mid-Point Guidance Calling for Year-Over-Year Growth in Revenue and Adjusted Net Income of 23% and 61%, Respectively

THE WOODLANDS, TX – March 2, 2020 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended 2019.

Consolidated Fourth Quarter 2019 Financial Results Compared to Fourth Quarter 2018:

•	Revenues were $346.5 million compared to $255.2 million;

•	Gross margin was 9.7% of revenues compared to 11.0%;

•	Plateau acquisition related costs totaled $2.2 million or $0.08 per diluted share;

•	Gross margin and Net Income were impacted by a $10.2 million charge or $0.36 per diluted share related to a claim resolution of a 2014 legacy project;

•	Recognized a non-cash income tax benefit of $25.8 million or $0.92 per diluted share, primarily due to the reversal of our valuation allowance;

•	Net income attributable to Sterling common stockholders was $22.3 million or $6.3 million on an adjusted basis(1) compared to $5.6 million;

•	Net income per diluted share attributable to Sterling common stockholders was $0.79 or $0.22 on an adjusted basis(1) compared to $0.21; and,

•	Adjusted EBITDA(1) was $20.2 million compared to $12.7 million.
Consolidated Full Year 2019 Financial Results Compared to Full Year 2018:

•	Revenues were $1.1 billion compared to $1.0 billion;

•	Gross margin was 9.6% of revenues compared to 10.6%;

•	Plateau acquisition related costs totaled $4.3 million or $0.16 per diluted share;

•	Net income attributable to Sterling common stockholders was $39.9 million or $24.5 million on an adjusted basis(1) compared to $25.2 million;

•	Net income per diluted share attributable to Sterling common stockholders was $1.47 or $0.90 on an adjusted basis(1) compared to $0.93; and,

•	Adjusted EBITDA(1) was $62.0 million compared to $55.0 million.
Consolidated Financial Position, Liquidity and Cash Flows at December 31, 2019:

•	Cash and Cash Equivalents were $45.7 million; and,

•	Debt totaled $433.1 million reflecting Sterling’s new debt facility utilized to fund the October 2, 2019 Plateau acquisition and retire its prior debt facility.

(1)
Adjusted basis excludes costs related to the acquisition of Plateau (including related refinancing) and non-cash taxes. See the “Reconciliation of Non-GAAP Supplemental Adjusted Financial Data” section below for more information.

Business Overview
With the acquisition of Plateau, the Company has added a third diversified platform for growth and has realigned its operating segments to reflect management’s present oversight of operations. Sterling’s operations now consist of three reporting segments: Heavy Civil, Specialty Services and Residential. The Company’s commercial business has been reclassified from the Heavy Civil segment into our newly formed Specialty Services reporting segment along with the Plateau operations. The segment information for the prior periods presented has been recast to conform to the current presentation.
Fourth quarter 2019 revenues increased $91.4 million compared to the prior year quarter, primarily driven by $84.6 million generated from Plateau.
Gross profit was $33.6 million in the fourth quarter of 2019, an increase of $5.4 million from the prior year fourth quarter. Gross margin declined 135 basis points to 9.7%, partly offset by the inclusion of three months of gross profit from Plateau operations in 2019.
In the quarter, Sterling was able to come to an interim agreement related to a 2014 project involving the construction of three separate bridges in Texas that had suffered from significant schedule delays and cost overruns due to major owner design flaws. This agreement enabled Sterling to recover approximately $17 million in costs to date related to these delays and defined a better dispute resolution process along with agreed upon rates for potential future delays. As part of this agreement, Sterling agreed to work on all three bridges simultaneously (versus doing one at a time) to accelerate the final completion schedule. This revised schedule has significantly increased the amount of labor, equipment and infrastructure required to complete the project under the new terms of the agreement and resulted in a reduction of gross profit in the quarter of $10.2 million, or $0.36 per diluted share.
General and administrative expenses were $16.9 million in the fourth quarter of 2019, or 4.9% of revenues compared to $13.0 million or 5.1% of revenues in the fourth quarter of 2018, reflecting incremental general and administrative expenses attributable to the Plateau acquisition of $3.0 million.
Heavy Civil and Specialty Services Backlog Highlights

•
Combined Backlog at December 31, 2019 was $1.3 billion, up from $1.1 billion at December 31, 2018. Combined Backlog consists of $1.1 billion of Backlog and $273.5 million of unsigned contracts as of December 31, 2019 compared to $850.7 million and $292.7 million at December 31, 2018, respectively. At December 31, 2019, $164.5 million of our Backlog is attributable to Plateau. No residential construction contracts are included in Backlog.

•
Total margin in Backlog has increased approximately 300 basis points, from 8.5% at December 31, 2018 to 11.5% at December 31, 2019. Approximately two-thirds of the gross margin improvement relates to the inclusion of Plateau’s Backlog with the other one-third improvement driven by the Sterling legacy businesses. Combined Backlog gross margin improved from 8.9% at December 31, 2018 to 11.0% at December 31, 2019.

CEO Remarks and Outlook
“Our fourth quarter concluded another outstanding year for Sterling, including the transformative acquisition of Plateau, which we closed on October 2nd,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “As anticipated, Plateau was immediately accretive to our fourth quarter results and propelled our Backlog to a record level, positioning us for profitable growth in 2020. After only three months as part of our business portfolio, we are extremely pleased by the quality of Plateau’s management team, its high level of operational discipline and the attractiveness of its project pipeline.”
Mr. Cutillo continued, “With respect to our fourth quarter 2019 results, revenues increased slightly on an organic basis driven by commercial and aviation projects which were largely offset by the impact of continued delays in the start of two large design-build joint venture projects that we mentioned in the second quarter of 2019. We expect our second quarter 2020 results to begin to reflect our execution on these attractive projects and another recently announced design-build joint venture project in Utah.”
“Notably, during our fourth quarter, we reached an agreement and resolved numerous pending change orders on a bridge project in Texas that Sterling was awarded in 2014, that had encountered a multitude of delays over the years due to owner design issues. Additionally, we successfully negotiated the inclusion of prospective protocols to address future design changes, related schedule reliefs and accelerated resolution of change order requests and agreed to a new schedule to accelerate the project completion date. These components of the agreement enabled us to recoup $17 million of incurred cost to date and significantly reduce the risks of further unreimbursed cost increases through the completion of the project in early 2022.”
“Results for our Residential segment were essentially flat as compared to the fourth quarter of last year, as we’d anticipated. Revenue growth has continued to be pressured by a shift in demand towards smaller square footage slabs, although margin levels remain robust. We continue to make good progress with the ramp-up of our residential business in Houston and expect margins to improve for us in 2020 as we gain critical mass in this market. Overall, we continue to see low to mid-single digit revenue growth and continued attractive margins in our residential segment, as we are positioned in very attractive and rapidly growing geographies.”
Mr. Cutillo concluded, “Based on the anticipated contribution from Plateau and our record high Backlog, along with our view on current booking trends, market strength, continued mix shift and improved execution, we expect to generate full year 2020 revenues of between $1.375 billion and $1.4 billion. With the integration of Plateau into Sterling, we expect that our blended gross margin will rise to the 13% to 14% range. Therefore, our expectation for 2020 net income attributable to Sterling common stockholders is between $38 million to $41 million, excluding acquisition related costs of $2 million to $3 million. We expect our full year 2020 diluted average common shares outstanding to be approximately 28.5 million. Importantly, our 2020 net income guidance includes an effective income tax rate of approximately 26%. This rate includes non-cash income tax expense of approximately 21% of pretax income; or $11 million ($0.39 per diluted share) compared to a non-cash income tax benefit in 2019 of $27.4 million ($1.01 per diluted share). This change in non-cash tax expense reflects the reversal of our net operating tax loss reserve in the fourth quarter of 2019 driven by sustained taxable income over the past several years in accordance with the accounting requirements.”
“Our outlook does not assume any major positive changes in government investment in infrastructure, which would likely enhance our growth forecast beginning in 2021 and beyond as we are well-positioned to win further economically compelling heavy civil project opportunities across our geographies. We expect our 2020 EBITDA to be $125 million to $135 million. With the free cash flow we expect to generate in 2020, we are targeting a reduction in our debt to forward looking EBITDA leverage ratio from our current proforma basis of 3.5X, to approximately 3.0X by the end of the year. Considering all of these factors, we are highly encouraged about our prospects for generating additional value for our shareholders over the course of 2020.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, March 3, 2020 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755. Please call in ten minutes before the conference call is scheduled to begin and ask for the Sterling Construction call. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to Brigette.Wilcox@strlco.com.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least fifteen minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for thirty days.
About Sterling
Sterling Construction Company, Inc., (“Sterling” or “the Company”), a Delaware corporation, is a construction company that has been involved in the construction industry since its founding in 1955. The Company operates through a variety of subsidiaries within three operating groups specializing in heavy civil, specialty services, and residential projects in the United States (the “U.S.”), primarily across the southern U.S., the Rocky Mountain states, California and Hawaii, as well as other areas with strategic construction opportunities. Heavy civil includes infrastructure and rehabilitation projects for highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems. Specialty services projects include construction site excavation and drainage, drilling and blasting for excavation, foundations for multi-family homes, parking structures and other commercial concrete projects. Residential projects include concrete foundations for single-family homes.

Important Information for Investors and Stockholders
Non-GAAP Measures
This press release contains “Non-GAAP” financial measures as defined under Regulation G of the amended U.S. Securities Exchange Act of 1934. The Company reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but the Company believes that certain Non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of those operations.
Non-GAAP measures include adjusted net income, adjusted EPS, and adjusted EBITDA in each case excluding the impacts of certain identified items. The excluded items represent items that the Company does not consider to be representative of its normal operations. The Company believes that these measures are useful for investors to review, because they provide a consistent measure of the underlying financial results of the Company’s ongoing business and, in the Company’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, the Company uses each of these to measure the performance of the Company’s operations for budgeting, forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for net income, EPS, or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.
Reconciliations of these Non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; financial strategy; and plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission (“SEC”) and elsewhere in those filings. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues	$346,544	$255,175	$1,126,278	$1,037,667
Cost of revenues	(312,965)	(227,002)	(1,018,484)	(927,335)
Gross profit	33,579	28,173	107,794	110,332
General and administrative expense	(16,898)	(13,022)	(49,200)	(48,220)
Intangible asset amortization	(2,895)	(600)	(4,695)	(2,400)
Acquisition related costs	(2,153)	—	(4,311)	—
Other operating expense, net	(1,901)	(5,141)	(11,837)	(17,101)
Operating income	9,732	9,410	37,751	42,611
Interest income	156	413	1,142	1,017
Interest expense	(7,698)	(3,085)	(16,686)	(12,350)
Loss on extinguishment of debt	(7,728)	—	(7,728)	—
Income before income taxes	(5,538)	6,738	14,479	31,278
Income tax benefit (expense)	27,998	(187)	26,216	(1,738)
Net income	22,460	6,551	40,695	29,540
Less: Net income attributable to noncontrolling interests	(159)	(944)	(794)	(4,353)
Net income attributable to Sterling common stockholders	$22,301	$5,607	$39,901	$25,187

Net income per share attributable to Sterling common stockholders:
Basic	$0.81	$0.22	$1.50	$0.94
Diluted	$0.79	$0.21	$1.47	$0.93

Weighted average common shares outstanding:
Basic	27,612	26,881	26,671	26,903
Diluted	28,201	27,196	27,119	27,194

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended December 31,				Years Ended December 31,
	2019	% of Revenue	2018	% of Revenue	2019	% of Revenue	2018	% of Revenue
Revenue
Heavy Civil	$190,690	55%	$190,443	75%	$760,325	67%	$765,638	73%
Specialty Services	121,388	35%	30,460	12%	212,824	19%	120,333	12%
Residential	34,466	10%	34,272	13%	153,129	14%	151,696	15%
Total Revenue	$346,544		$255,175		$1,126,278		$1,037,667

Operating Income
Heavy Civil (1)	$(7,704)	NM	$4,245	2.2%	$3,316	0.4%	$17,044	2.2%
Specialty Services	14,923	12.3%	983	3.2%	18,207	8.6%	4,629	3.8%
Residential	4,666	13.5%	4,182	12.2%	20,539	13.4%	20,938	13.8%
Subtotal	11,885	3.4%	9,410	3.7%	42,062	3.7%	42,611	4.1%
Acquisition related costs	(2,153)		—		(4,311)		—
Total Operating Income	$9,732	2.8%	$9,410	3.7%	$37,751	3.4%	$42,611	4.1%

(1) Includes a fourth quarter 2020 charge for a legacy project of $10.2 million or $0.36 per diluted share based on 28,201 weighted average common shares outstanding in the quarter.
NM – Not meaningful

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$45,733	$94,095
Accounts receivable, including retainage	248,247	145,026
Costs and estimated earnings in excess of billings	42,555	41,542
Receivables from and equity in construction joint ventures	9,196	10,720
Other current assets	11,790	11,233
Total current assets	357,521	302,616
Property and equipment, net	116,030	51,999
Operating lease right-of-use assets	13,979	—
Goodwill	191,892	85,231
Other intangibles, net	256,323	42,418
Deferred tax asset, net	26,012	—
Other non-current assets, net	183	309
Total assets	$961,940	$482,573
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$137,593	$99,426
Billings in excess of costs and estimated earnings	85,011	62,407
Current maturities of long-term debt	42,473	2,899
Current portion of long-term lease obligations	7,095	—
Income taxes payable	1,212	318
Accrued compensation	13,727	9,448
Other current liabilities	6,393	4,676
Total current liabilities	293,504	179,174
Long-term debt	390,627	79,117
Long-term lease obligations	6,976	—
Members’ interest subject to mandatory redemption and undistributed earnings	49,003	49,343
Deferred taxes	—	1,450
Other long-term liabilities	619	1,229
Total liabilities	740,729	310,313
Stockholders’ equity:
Common stock, par value $0.01 per share; 38,000 shares authorized, 28,290 and 27,064 shares issued, 27,772 and 26,597 shares outstanding	283	271
Additional paid in capital	251,019	233,795
Treasury Stock, at cost: 518 and 467 shares	(6,142)	(4,731)
Retained deficit	(25,033)	(64,934)
Accumulated other comprehensive loss	(209)	—
Total Sterling stockholders’ equity	219,918	164,401
Noncontrolling interests	1,293	7,859
Total stockholders’ equity	221,211	172,260
Total liabilities and stockholders’ equity	$961,940	$482,573

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$40,695	$29,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,740	16,770
Amortization of deferred debt costs	3,393	3,250
(Gain) loss on disposal of property and equipment	(527)	(580)
Loss on debt extinguishment	4,334	—
Deferred taxes	(27,398)	1,450
Stock-based compensation	3,788	3,064
Unrealized gain on hedge	(30)	—
Changes in operating assets and liabilities	(3,902)	(14,020)
Net cash provided by operating activities	41,093	39,474
Cash flows from investing activities:
Plateau Acquisition, net of cash acquired	(396,323)	—
Capital expenditures	(15,397)	(13,171)
Proceeds from sale of property and equipment	1,334	1,789
Net cash used in investing activities	(410,386)	(11,382)
Cash flows from financing activities:
Cash received from credit facility	430,000	—
Repayments of long-term debt	(87,621)	(11,555)
Distributions to noncontrolling interest owners	(7,360)	(1,350)
Purchase of treasury stock	(3,201)	(4,731)
Debt issuance costs	(10,688)	—
Other	(199)	(314)
Net cash provided by (used in) financing activities	320,931	(17,950)
Net change in cash and cash equivalents	(48,362)	10,142
Cash and cash equivalents at beginning of period	94,095	83,953
Cash and cash equivalents at end of period	$45,733	$94,095

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Reconciliation of Non-GAAP Supplemental Adjusted Financial Data (1)
(In thousands, except per share data)
(Unaudited)

The Company reports its financial results in accordance with GAAP. This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures.

	Three Months Ended December 31, 2019
	As Reported (GAAP) (2)	Adjustment	Adjusted (Non-GAAP)
Revenues	$346,544	$—	$346,544
Cost of revenues	(312,965)	—	(312,965)
Gross profit	33,579	—	33,579
General and administrative expense	(16,898)	—	(16,898)
Intangible asset amortization	(2,895)		(2,895)
Acquisition related costs	(2,153)	2,153	—
Other operating expense, net	(1,901)	—	(1,901)
Operating income	9,732	2,153	11,885
Interest income	156	—	156
Interest expense	(7,698)	—	(7,698)
Loss on extinguishment of debt	(7,728)	7,728	—
Income before income taxes	(5,538)	9,881	4,343
Income tax benefit (expense)	27,998	(25,837)	2,161
Net income	22,460	(15,956)	6,504
Less: Net income attributable to noncontrolling interests	(159)	—	(159)
Net income attributable to Sterling common stockholders	$22,301	$(15,956)	$6,345

Percent change in net income attributable to Sterling common stockholders compared to the three months ended December 31, 2018 amount of $5,607	298%		13%

Net income per share attributable to Sterling common stockholders:
Basic	$0.81	$(0.58)	$0.23
Diluted	$0.79	$(0.57)	$0.22

Weighted average common shares outstanding:
Basic	27,612	27,612	27,612
Diluted	28,201	28,201	28,201

(1)    The summary unaudited adjusted financial data is presented excluding the costs of acquiring Plateau (including related refinancing) and non-cash taxes. This presentation is considered a non-GAAP financial measure, which the Company believes provides a better indication of our operating results prior to the excluded items.

(2) Includes a fourth quarter charge for a legacy project of $10.2 million or $0.36 per diluted share based on 28,201 weighted average common shares outstanding in the quarter.

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Reconciliation of Non-GAAP Supplemental Adjusted Financial Data (1)
(In thousands, except per share data)
(Unaudited)

The Company reports its financial results in accordance with GAAP. This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures.

	Twelve Months Ended December 31, 2019
	As Reported (GAAP) (2)	Adjustment	Adjusted (Non-GAAP)
Revenues	$1,126,278	$—	$1,126,278
Cost of revenues	(1,018,484)	—	(1,018,484)
Gross profit	107,794	—	107,794
General and administrative expense	(49,200)	—	(49,200)
Intangible asset amortization	(4,695)		(4,695)
Acquisition related costs	(4,311)	4,311	—
Other operating expense, net	(11,837)	—	(11,837)
Operating income	37,751	4,311	42,062
Interest income	1,142	—	1,142
Interest expense	(16,686)	—	(16,686)
Loss on extinguishment of debt	(7,728)	7,728	—
Income before income taxes	14,479	12,039	26,518
Income tax benefit (expense)	26,216	(27,398)	(1,182)
Net income	40,695	(15,359)	25,336
Less: Net income attributable to noncontrolling interests	(794)	—	(794)
Net income attributable to Sterling common stockholders	$39,901	$(15,359)	$24,542

Percent change in net income attributable to Sterling common stockholders compared to the three months ended December 31, 2018 amount of $25,187	58%		(3)%

Net income per share attributable to Sterling common stockholders:
Basic	$1.50	$(0.58)	$0.92
Diluted	$1.47	$(0.57)	$0.90

Weighted average common shares outstanding:
Basic	26,671	26,671	26,671
Diluted	27,119	27,119	27,119

(1)    The summary unaudited adjusted financial data is presented excluding the costs of acquiring Plateau (including related refinancing) and non-cash taxes. This presentation is considered a non-GAAP financial measure, which the Company believes provides a better indication of our operating results prior to the excluded items.

(2) Includes a fourth quarter charge for a legacy project of $10.2 million or $0.36 per diluted share based on 28,201 weighted average common shares outstanding in the quarter.

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to Sterling common stockholders	$22,301	$5,607	$39,901	$25,187
Depreciation and amortization	8,452	4,259	20,740	16,770
Interest expense, net of interest income	7,542	2,672	15,544	11,333
Income tax (benefit) expense	(27,998)	187	(26,216)	1,738
Loss on extinguishment of debt	7,728	—	7,728	—
EBITDA (1)	18,025	12,725	57,697	55,028
Acquisition related costs	2,153	—	4,311	—
Adjusted EBITDA (2)	$20,178	$12,725	$62,008	$55,028

(1)    The Company defines EBITDA as GAAP net income (loss) attributable to Sterling common stockholders, adjusted for depreciation and amortization, net interest expense, taxes, and loss on extinguishment of debt.

(2) Adjusted EBITDA excludes the impact of acquisition related costs.